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                                                                   Exhibit 10.22


                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (the "Agreement") is entered into as of January 4, 2002, by and between AKORN, INC. a Louisiana corporation with its principal offices at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089 ("AKORN") and NOVADAQ TECHNOLOGIES, INC., a Canadian corporation with its principal place of business at 924 The East Mall, Suite 100, Toronto, Canada M9B 6K1 ("NOVADAQ"). AKORN and NOVADAQ may each be referred to herein individually as a "Party" and collectively as the "Parties."

In consideration of the mutual premises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

      As used in this Agreement, the following terms shall have the following respective meanings:

      "ACCEPTABLE PRODUCT" shall have the meaning set forth in Section 5.1 hereof.

      "AFFILIATE" shall mean, in the case of either Party, any corporation, joint venture, or other business entity, which directly or indirectly controls, is controlled by, or is under common control with that Party. "Control", as used in this definition, shall mean having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term "Affiliate" shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

      "AKORN KNOW-HOW" shall mean all proprietary technical and clinical information, data and know-how relating to the manufacture of the Product, whether or not patentable, owned or controlled, as of the Effective Date or acquired during the term of this Agreement, by AKORN or its Affiliates. AKORN Know-How shall include, without limitation, all processes, formulas, discoveries and inventions whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety or quality control data. The term "AKORN Know-How", however, shall not include (i) any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public or (ii) any general manufacturing know-how not specific to the Product.

      "CALENDAR QUARTER" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

      "CERTIFICATE OF ANALYSIS" shall mean the certificate for each batch of Product delivered hereunder in the form contemplated by Section 3.1 of this Agreement.
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      "cGMP" shall mean current good manufacturing practices of the FDA, including compliance with the FD&C Act, 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, policies and guidelines in effect at a given time.

      "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources normally used by a Party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

      "DOLLARS" AND "$" shall mean lawful money of the United States unless otherwise indicated.

      "EFFECTIVE DATE" shall mean January 4, 2002.

      "FDA" shall mean the United States Food and Drug Administration, and any successor thereto.

      "FD&C ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

      "HPB" shall mean the Health Protection Branch of Health Canada or any successor or replacement entities thereof.

      "GOVERNMENTAL BODY" shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any international or multilateral body, (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel or other regulatory or governmental authority.

      "ICG" shall mean indocyanine green complying with the specifications of U.S. Pharmacopoeia 24 and FDA approved NDA.

      "INDICATIONS" means NOVADAQ's use of ICG-C for angiography of arteries, carotid arteries, intracranial vasculature, AV fistulas and the peripheral vasculature, for the diagnosis and treatment of age-related macular degeneration utilizing U.S. Patents #5,279,298 and #5,394,199 and all corresponding foreign patents that are licensed by NOVADAQ from Johns Hopkins University, or any other patents and technologies derived from the foregoing patents, outside of the United States ("AMD"), and for such other applications as may be mutually agreed to by the Parties.

      "MATERIAL BREACH" means, in the case of AKORN, a breach of subsections 3(i), 3(ii), 3(iii) or 3(iv) of the Settlement and Mutual Release or any failure by AKORN to supply, either directly or through Third Parties, ICG-C in accordance with the terms and conditions of this Agreement, including the specifications, where such failure shall continue for three months and shall not be the result of a Material Breach of this Agreement by NOVADAQ, or an event of force majeure as described in Section 12.1. In


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      the case of NOVADAQ, "Material Breach" means the failure to make payment or a series of payments of a minimum value of $50,000 or more, subject to the terms of paragraph 12.9 hereof;

      "PERMITTED MANUFACTURERS" shall have the meaning set forth in Section 2.2 hereof.

      "PRODUCT" or "ICG-C" shall mean a human pharmaceutical product, of which ICG is the sole active ingredient, and which conforms to the Specifications and which is used in accordance with, or for the purposes of, the Regulatory Approvals.

      "REGULATORY APPROVALS" shall mean all (i) authorizations by the appropriate Regulatory Authorities which are required for the marketing, promotion, pricing and sale of the Product in the Territory, and (ii) new drug applications ("NDAs") for the use of the Product in the Territory, as applicable, for the Indications.

      "REGULATORY AUTHORITY" shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory involved in the granting of Regulatory Approval for the Product, including, without limitation, the FDA and the HPB.

      "SETTLEMENT AND MUTUAL RELEASE" shall mean the Settlement and Mutual Release between AKORN and NOVADAQ dated January 4, 2002.

      "SPECIFICATIONS" shall mean the specifications for or concerning the manufacturing, testing, packaging and shipping of the Product as set forth in the Schedule A hereto, or as may be agreed upon by the Parties in writing from time to time.

      "STORAGE PROTOCOL" shall mean that procedure and protocol prepared by AKORN for the storage of Product, as such procedures and protocols shall be amended from time to time.

      "TERM" shall have the meaning set forth in Section 10.1 hereof.

      "TERRITORY" shall mean the world, except in the case of NOVADAQ's Use for the treatment of AMD, "Territory" shall mean the world excluding the United States of America.

      "THIRD PARTY(IES)" shall mean any person(s) or party(ies) other than AKORN, NOVADAQ or their respective Affiliates.

2. SUPPLY OF PRODUCT

      2.1 OBLIGATION TO SUPPLY. Subject to the provisions of this Agreement, after the Effective Date and during the Term of this Agreement, AKORN shall manufacture, or contract with Third Parties to have manufactured, exclusively for and supply to NOVADAQ, Product for use by NOVADAQ, its Affiliates or its permitted sub-licensees in the Territory, and NOVADAQ shall exclusively purchase from AKORN its entire requirements of Product for use in the Territory, in each case for the Indications now or hereafter subject to this Agreement. Prior to the Effective Date, AKORN shall supply NOVADAQ's requirements for ICG-C for all clinical and pre-clinical trials on the same terms as provided herein. All Product supplied under this Agreement is to be supplied in finished form, as specified in NOVADAQ's purchase orders placed with AKORN pursuant to


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            Section 2.4 below. AKORN acknowledges NOVADAQ's ownership of all rights in and to the Product and agrees not to sell or supply Product to any Third Party without the express written consent of NOVADAQ.

      2.2 SUBCONTRACTING. For Product intended by NOVADAQ for sale in the U.S., AKORN may subcontract or assign any part of its manufacturing and supply obligations hereunder to any facility approved by FDA for the manufacture of the Product, provided, however, that AKORN shall notify NOVADAQ prior to transferring any manufacturing and supply obligations to a subcontractor or assignee other than SP Pharmaceutical, Inc. 4272 Ballon Park Road, Albuquerque, NM 87107 or Sigma-Aldrich Fine Chemicals 3050 Spruce St., St. Louis, MO 63103. For Product intended by NOVADAQ for sale outside the U.S., AKORN may subcontract or assign any part of its manufacturing and supply obligations hereunder to any facility approved by the relevant Regulatory Authority for the manufacture of the Product. AKORN shall provide NOVADAQ documentation demonstrating that any subcontractor's or assignee's facility has been approved by the FDA (for Product intended for sale in the U.S.) or the relevant Regulatory Authority (for Product intended for sale outside the U.S.) for the manufacture of the Product.

      2.3   FORECASTS.

            2.3.1 ROLLING FORECASTS. Throughout the term of this Agreement,
                  NOVADAQ shall provide AKORN with a rolling one (1) year forecast (the "Forecast") of its expected purchases of the Product, the mechanism for which shall be as follows:

                  (a) On or before the Effective Date, NOVADAQ shall have provided AKORN with a written forecast of its expected purchases of the Product for the period extending three
                        (3) Calendar Quarters beyond the Calendar Quarter containing the Effective Date.

                  (b) Beginning on the date of the first Calendar Quarter following the Effective Date and then on or prior to the first day of each subsequent Calendar Quarter, NOVADAQ shall provide AKORN with an update to its previously submitted Forecast of its expected purchases of the Product. Such update shall consist of a repetition of the previously forecasted three (3) Calendar Quarters along with a newly introduced forecast for the Calendar Quarter subsequent to the last Calendar Quarter previously forecasted.

            2.3.2 AKORN shall provide sixty (60) days written notice to NOVADAQ in the event AKORN determines that it cannot fill an order or meet a forecast. In the event that AKORN is unable to provide NOVADAQ with its requirement for ICG-C, NOVADAQ may obtain the required quantity from an alternative source, but subject to the Termination provisions


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                  hereof, only until such time as AKORN is able to again provide the required quantity. The inability of AKORN to supply amounts or fill orders exceeding the forecast in any quarter by more than 100% shall not be considered a default or breach of this Agreement.

      2.4 SUBMISSION OF PURCHASE ORDERS. From time to time, NOVADAQ shall place orders with AKORN, in a format agreed upon by the Parties, for the purchase of Product, specifying the quantities of the Product desired and the place(s) to which and the manner and dates by which delivery is to be made; said delivery dates to be no earlier than one hundred twenty (120) calendar days after the purchase order date. All purchase orders shall be sent on forms previously reviewed by and jointly approved by the Parties and shall be delivered by NOVADAQ to the following address or as otherwise instructed by AKORN.

                  Akorn, Inc.
                  2500 Millbrook Rd.
                  Buffalo Grove, Illinois
                  Attn: Director of Materials Management
                  Fax: (847) 279-6123

            Purchase orders made in accordance with the provisions of this
            Article 2 shall be deemed to be accepted by AKORN if AKORN has not rejected said purchase orders within ten (10) business days of receipt of the same. To the extent the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

      2.5 DELIVERY. AKORN shall execute all accepted purchase orders consistent with this Agreement by delivery F.O.B. to NOVADAQ's designated carrier at AKORN's distribution facility of all ordered quantities of the Product no later than the delivery dates provided in NOVADAQ's purchase orders. Title and risk of loss will pass to NOVADAQ when each order of Product is delivered to NOVADAQ's designated carrier at AKORN's distribution facility.

      2.6 LABELING. Within thirty (30) days after the Effective Date, NOVADAQ, at its own expense, will provide AKORN with NOVADAQ's labeling for the Product bearing NOVADAQ's corporate name and trade dress. AKORN, at NOVADAQ's expense, will print, either directly or through a Third Party, labels and other printed material to be included as part of the finished Product. Product manufactured by or for AKORN after AKORN's receipt of any new or altered labeling for the Product, shall bear such new labeling, provided, however, that AKORN shall have no responsibility with respect to the content of such labeling, provided the content of the labeling printed by AKORN is the same as the content or specification of the labeling provided by NOVADAQ. NOVADAQ shall reimburse AKORN for all reasonable costs incurred by AKORN in making any modifications to the labeling, branding or imprinting, packaging and/or manufacturing processes to accommodate NOVADAQ's labeling or to


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            accommodate any other changes requested by NOVADAQ. Such
            reimbursement shall be made pursuant to invoices submitted by AKORN to NOVADAQ, which invoices shall be payable within thirty (30) days after NOVADAQ's receipt thereof.

3. MANUFACTURE OF PRODUCTS

      3.1 MANUFACTURE OF PRODUCT; CERTIFICATE OF ANALYSIS. AKORN shall, or shall cause any Third Party manufacturer contracted by AKORN to manufacture the Product to, manufacture the Product in compliance with applicable current good manufacturing practices as described in 21 C.F.R. parts 210 and 211 for ICG-C used in the United States and any equivalent provisions enforced by applicable Regulatory Authorities for ICG-C used in countries outside the United States. All Product supplied by AKORN to NOVADAQ shall materially conform to the Specifications. AKORN shall perform, or cause to be performed, release testing of each batch of Product, in a manner consistent with testing methods agreed upon by the Parties, and AKORN shall provide to NOVADAQ a Certificate of Analysis with each shipment of the Product to NOVADAQ or its designated recipient stating that the Product materially conforms to the Specifications. The Certificate of Analysis shall be in a format agreed upon by the Parties.

      3.2 COMPLIANCE WITH LAWS AND REGULATIONS. While the Product is in its possession or under its, or its sub-contractor's control, AKORN shall comply, or ensure that its subcontractors comply, with all applicable federal, state and local statutory and regulatory requirements regarding the manufacture, if applicable, packaging, handling transportation and storage of the Product.

      3.3 MANUFACTURING DIFFICULTIES. AKORN shall notify NOVADAQ (within 10 working days) upon any occasion in which AKORN, or any Third Party with whom AKORN has contracted for the manufacture of the Product, experiences any manufacturing problems in producing the Product which AKORN reasonably believes may delay shipment of the Product to NOVADAQ. Subject to the provisions of Section 12.1, AKORN shall use Commercially Reasonable Efforts to resolve those problems and shall keep NOVADAQ fully informed of the status of those efforts. If delays are reasonably expected to (or do) cause AKORN to be unable to supply Product in accordance with NOVADAQ'S purchase order, then NOVADAQ may obtain ICG-C from an alternative source until the supply problems are resolved by AKORN.

4. PURCHASE PRICE; TERMS OF PAYMENT.

      4.1 PRICE. NOVADAQ shall purchase from AKORN and AKORN shall sell to NOVADAQ Product at a purchase price which shall, at all times, equals AKORN's best wholesale price for ICG for the calendar month immediately preceding the date of shipment of a Purchase Order, adjusted, however, to reflect any volume discounts resulting from increases in the amount of Product ordered


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            by NOVADAQ for the Calendar Year in which such Purchase Order is received and which are then being offered by AKORN to other Third Party purchasers of ICG products.

      4.2 FREIGHT, INSURANCE AND TAXES. NOVADAQ shall pay all actual freight, insurance and government sales tax imposed on purchasers for resale, and duties and other fees (except tax on income to AKORN) incurred in connection with the sale and shipment of the Product to NOVADAQ.

      4.3 PAYMENT. Payments to AKORN for the purchase price of delivered Product (as well as any other payment due from NOVADAQ to AKORN under this Agreement) shall be made by NOVADAQ within thirty (30) days after the date of shipment, except as to Product orders which are rejected by NOVADAQ in accordance with the procedures contained in Section 5, or which the Parties dispute constitute Acceptable Product. In the event Product is rejected by NOVADAQ, but is determined to be Acceptable Product pursuant to Section 5.2 hereof, the payment for such Product shall be due and payable within ten
            (10) days after the determination with respect to such Product is made in accordance with Section 5.2 hereof.

      4.4 MAINTENANCE OF RECORDS; AUDITS. AKORN shall keep complete records of its average wholesale cost for ICG product sales and, upon request of NOVADAQ, shall permit an independent certified public accountant selected by NOVADAQ, that has first executed an appropriate confidentiality agreement with AKORN and is reasonably acceptable to AKORN, to inspect and review AKORN's records during normal business hours and upon reasonable prior notice, but, in any event, no more than once per year, in order to verify or determine AKORN's average wholesale cost of ICG products. The independent certified public accountant selected by NOVADAQ may not disclose to NOVADAQ specific sales prices charged to any individual Third Party, but only whether or not the average wholesale price for ICG products as reported by AKORN is correct. NOVADAQ shall bear the costs and fees associated with such inspections and reviews unless it is determined by the independent certified public accountant that the average wholesale price was incorrect (in excess of five percent (5%)) in which case AKORN shall bear the costs and fees of such audit. AKORN shall promptly refund to NOVADAQ any overpayments made by NOVADAQ because of such unsupported pricing.

5. INSPECTION OF PRODUCT.

      5.1 INSPECTION; REJECTION OF PRODUCT. NOVADAQ shall analyze representative samples of each lot of Product delivered to NOVADAQ for purposes of determining whether the same meets the Specifications ("Acceptable Product") and, if performed, will do so within sixty (60) days from the date of delivery of the Product to NOVADAQ's carrier. NOVADAQ shall notify AKORN in writing within said sixty (60) days of any Product lot, or portion thereof, which


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            NOVADAQ is rejecting because NOVADAQ believes such Product is not
            Acceptable Product. If NOVADAQ fails to so notify AKORN that it is rejecting a lot of Product, or portion thereof, within such sixty
            (60) day period, such lot of Product, or portion thereof, shall be deemed to be Acceptable Product. Payment terms will still remain net thirty days (30). Any Product which is properly rejected in accordance with the procedures set forth in this Section 5 for which NOVADAQ has already paid shall be replaced in accordance with
            Section 5.3

      5.2 THIRD PARTY ANALYSIS. If AKORN, after good faith consultation with NOVADAQ, disputes any finding by NOVADAQ that Product is not Acceptable Product, representative samples of the Product shall be forwarded for analysis to a suitably qualified independent Third Party jointly selected by AKORN and NOVADAQ, in their reasonable discretion, which analysis shall be performed in compliance with applicable FDA regulations for retesting of pharmaceutical products. The findings of such Third Party regarding whether the Product was Acceptable Product shall be binding upon the Parties. The cost of such analysis by such Third Party shall be borne by the Party whose findings differed from those generated by such Third Party laboratory.

      5.3 REPLACEMENT OF PRODUCT. AKORN shall replace any Product order, or portion thereof, which is not Acceptable Product (unless such non-conformance is due to any negligent or wrongful act or omission by NOVADAQ or its agents or sub contractors), at AKORN's cost and expense, including shipping costs.

      5.4 DISPOSITION OF REJECTED PRODUCT. AKORN shall instruct NOVADAQ as to the disposition of any Product order or portion thereof determined not to be Acceptable Product. At the sole option of AKORN, said Product may be returned to AKORN, at AKORN's expense including shipping costs, or destroyed in an environmentally acceptable manner, again at AKORN's expense.

6. INSPECTION AND ACCESS TO FACILITY AND RECORDS.

      6.1 INSPECTION BY REGULATORY AUTHORITIES. Upon the request of the FDA or other Regulatory Authority, such authority shall have access to observe and inspect AKORN's or its Third Party manufacturers' facilities and procedures used for the manufacture, testing or warehousing of the Product and to audit such facilities for compliance with cGMP and/or other applicable regulatory standards.

      6.2 NOTIFICATION OF INQUIRIES. AKORN shall notify NOVADAQ as soon as possible, and in any event, within ten (10) days, of any written or oral inquiries, notifications or inspection activity by the FDA or other Regulatory Authority in regard to or affecting the Product. AKORN shall furnish to NOVADAQ (i) within ten (10) business days after receipt, any report or correspondence issued by the FDA or other Governmental Authority in connection with such visit or inquiry, including, but not limited to, any FDA Form 483 (List of Inspectional Observations), Establishment Inspection Report or applicable portions of any


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            FDA Warning Letters which pertain to the Product in the Territory and (ii) not later than ten (10) business days after to the time it provides to the FDA or other Regulatory Authority, copies of proposed responses or explanations relating to items set forth above (each, a "Proposed Response"), in each case redacted of trade secrets or other confidential or proprietary information that is unrelated to the obligations under this Agreement or are unrelated to the Product. After the filing of a response with the FDA or other Regulatory Authority, AKORN will notify NOVADAQ of any further contacts with such agency relating to the subject matter of the response.

7. WARRANTIES AND INDEMNITIES.

      7.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. As of the Effective Date, each of NOVADAQ and AKORN hereby represents, warrants and covenants to the other Party hereto as follows:

                  (a) It is a corporation duly organized and validly existing under the laws of the state, province or other jurisdiction of its incorporation or formation;

                  (b) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

                  (c) It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                  (d) The execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

                  (e) It shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement.

      7.2 SETTLEMENT AND MUTUAL RELEASE. The Parties acknowledge the Settlement and Mutual Release and confirm and agree that all of the terms and conditions thereof shall be incorporated in this Agreement to the extent applicable.


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      7.3   PRODUCT WARRANTY. In addition to the representations and warranties made by AKORN in Section 7.1 hereof, AKORN represents and warrants to NOVADAQ that all Product supplied hereunder will conform to the Specifications.

      7.4 DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES EXPRESSLY MADE BY AKORN IN SECTIONS 7.1 AND 7.3 HEREOF, AKORN MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OR AKORN'S OBLIGATIONS HEREUNDER. IN ADDITION, BECAUSE AKORN WILL HAVE NO CONTROL OVER (A) ANY OTHER PRODUCT OR PROCEDURE OF WHICH THE PRODUCT IS A COMPONENT OR IN WHICH THE PRODUCT IS USED, (B) THE CONDITIONS UNDER WHICH THE PRODUCT OR ANY OTHER PRODUCT OR PROCEDURE OF WHICH THE PRODUCT IS A COMPONENT OR IS USED, (C) THE DIAGNOSIS OF THE PATIENTS, OR (D) THE METHODS OF ADMINISTERING OR HANDLING THE PRODUCT OR ANY OTHER PRODUCT OR PROCEDURE OF WHICH THE PRODUCT IS A COMPONENT OR IS USED AFTER THE PRODUCT LEAVES AKORN'S POSSESSION, AKORN DOES NOT WARRANT EITHER A GOOD EFFECT OR AGAINST AN ILL EFFECT FOLLOWING THE USE OF THE PRODUCT OR ANY OTHER PRODUCT OR PROCEDURE OF WHICH THE PRODUCT IS A COMPONENT OR IS USED. AKORN EXPRESSLY DISCLAIMS ANY WARRANTY UNDER SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE.

      7.5 INDEMNIFICATION BY AKORN. AKORN shall indemnify, defend and hold harmless NOVADAQ, its Affiliates and each of its and their respective officers, directors, shareholders, employees, agents and representatives (each a "NOVADAQ Indemnified Party") from any claims, losses, liabilities, costs, expenses (including reasonable attorney's fees) and damages to Third Parties, including any related to property or personal injury (each a "Liability"), which any NOVADAQ Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) the breach by AKORN of any representation or warranty contained in this Agreement; (b) any violation by AKORN or any Third Party manufacturer of any applicable federal, state or local regulation, statute or order in the manufacture, packaging, storage or shipping of Products arising out of AKORN's duties under this Agreement which is not attributable to printed materials provided by NOVADAQ; or (c) any negligent act or omission by AKORN or its Affiliates in carrying out its obligations under this Agreement. Notwithstanding the foregoing, AKORN shall have no obligation to defend, indemnify or hold harmless any NOVADAQ Indemnified Party for any Liability that results from the negligence or intentional misconduct of NOVADAQ, its Affiliates, or any of its permitted sub-licensees or any of their respective officers, directors, employees, agents, consultants or representatives.


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      7.6   INDEMNIFICATION BY NOVADAQ. NOVADAQ shall indemnify, defend and hold harmless AKORN and its Affiliates and subcontractors, and each of its and their respective employees, officers, directors and agents (each an "AKORN Indemnified Party") from and against any Liability which any AKORN Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) the breach by NOVADAQ of any representation or warranty contained in this Agreement; (b) materials, including, but not limited to labeling, or promotional claims supplied or made by NOVADAQ, or (c) the use, packaging, promotion, distribution, testing, use, marketing, sale or other disposition of Product by NOVADAQ, its Affiliates, its permitted sub-licensees or their respective subcontractors. Notwithstanding the foregoing, NOVADAQ shall have no obligation to indemnify, defend, or hold harmless any AKORN Indemnified Party for any Liability that results from the intentional misconduct or negligence of AKORN, its Affiliates, its permitted subcontractors or any of their respective employees, officers, directors or agents, consultants or representatives.

      7.7 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying Party under Sections 7.4 and 7.5 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; provided, however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. Any indemnification payable to an indemnified Party shall be net of taxes, insurance or payment received by the indemnified Party from any Third Party.

      7.8 LIMITATION OF LIABILITY. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE OF THE OTHER PARTY UNDER THIS AGREEMENT WHERE THE INABILITY OR FAILURE TO PERFORM IS FOR REASONS BEYOND THE REASONABLE CONTROL OF SUCH PARTY, THE PARTIES EXPRESSLY AGREE THAT THE LIABILITY OF SUCH PARTY TO THE OTHER PARTY FOR SUCH BREACH SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT DAMAGES ONLY AND IN NO EVENT SHALL A PARTY BE LIABLE FOR INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

      7.9 SETTLEMENTS. Neither Party may settle a claim nor action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party, constitute or admission by the other Party, expose the other Party to any additional liability or prosecution, require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Except as otherwise expressly set forth in this Article 7, any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

      7.10 INSURANCE. AKORN and NOVADAQ shall obtain and maintain at all times during the term of this Agreement commercial general liability insurance, including products liability, with limits which are commercially reasonable for similarly situated companies and each agrees to provide the other with a Certificate of Insurance evidencing this coverage within thirty (30) days of the Effective Date.

8. RECALLS

      8.1 PRODUCT RECALLS. In the event of an actual or threatened recall of the Product required or recommended by a Governmental Authority of competent jurisdiction within the Territory or if recall of any Product is (i) reasonably deemed advisable by AKORN or by NOVADAQ, or (ii) jointly deemed advisable by AKORN and NOVADAQ, such recall shall be promptly implemented and administered by NOVADAQ in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. In the event that a recall is caused due to the negligent acts or omissions of AKORN, its Affiliates or subcontractors, or by the fact that the Product supplied by AKORN to NOVADAQ does not conform to the Specifications, the cost, including NOVADAQ's reasonable out-of-pocket expenses, of any such recall shall be borne by AKORN. NOVADAQ shall pay all costs, including AKORN's reasonable out-of-pocket expenses, associated with a recall for any other reason, including, without limitation, recalls (i) caused by actions of Third Parties occurring after such Product is sold to NOVADAQ, or (ii) due to packaging or label defects for which NOVADAQ has responsibility, or (iii) due to any other breach by NOVADAQ of this Agreement.

      8.2 NOTICE OF EVENTS THAT MAY LEAD TO PRODUCT RECALL. Each Party shall keep the other fully and promptly informed of any notification, event or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Product or might result in a recall of Product by the HPB, FDA or other Governmental Body.

      8.3 RECALL DUE TO BREACH BY AKORN. In the event of any recall for which AKORN would be responsible for the costs in accordance with Section
            8.1 hereof, AKORN shall, at the election of NOVADAQ either:

                  (a) Supply Product, without charge to NOVADAQ, in an amount sufficient to replace the amounts of Product recalled, or

                  (b) Refund to NOVADAQ the amount paid or give credit to NOVADAQ against outstanding receivables due from NOVADAQ for the price of Product to be delivered to NOVADAQ in the future, in amounts equal to the price paid by NOVADAQ to AKORN for Product so recalled plus the reasonable transportation costs incurred by NOVADAQ and not recovered by NOVADAQ in respect of such recalled Product.

      8.4 DEFINITION OF RECALL. For Purposes of the Article 8, "recall" shall mean any action by NOVADAQ and its Affiliates, or AKORN and its Affiliates, to recover title or possession or halt distribution, prescription or consumption of Product sold or shipped to Third Parties.

      8.5   SURVIVAL OF OBLIGATIONS. The provisions and obligations of this
            Article 8 shall survive any termination of this Agreement.

9. NON-COMPETITION AND PERMITTED USE

      9.1 CONTINUING MANUFACTURE AND SALE OF OTHER ICG PRODUCTS. NOVADAQ acknowledges that AKORN and its Affiliates have sold and will continue to sell other products containing ICG prior to and subsequent to the execution of this Agreement. The Parties agree that this Agreement shall not be construed to limit the right of AKORN and its Affiliates to manufacture, have manufactured and sell other products containing ICG to Third Parties subject to AKORN's obligations of confidentiality and non-use under this Agreement.

      9.2 RESTRICTIVE COVENANTS. Each Party hereby covenants and agrees with the other that for so long as this Agreement is in effect and for a period (the "Restricted Period") of five (5) years thereafter, neither Party shall, without the prior written consent of the other Party, which consent shall be within the sole and exclusive discretion of the other Party, either directly or indirectly, on its own account or as a consultant, agent, partner, joint venturer, owner, or shareholder of any other person (other than AKORN's status as a shareholder of NOVADAQ), entity, or in any other capacity, in any way:

            9.2.1 Carry on, be engaged in or have any financial interest in any business which is in competition with the business of the other Party. For purposes of this Section 9.2, a business shall be deemed to be in competition with AKORN if it involves products which were at the relevant time or at the time of termination, being marketed in the Territory or which at such time were under study by AKORN and expected to be marketed in the Territory within six (6) months of such date for ophthalmic uses. For purposes of this Section 9.2, a business shall be deemed to be in competition with

                  NOVADAQ if it involves products which were, at the relevant time or at the time of termination, being marketed in the Territory by NOVADAQ or which at such time were under study by NOVADAQ and expected to be marketed in the Territory within six (6) months of such date of termination, in either case for any of the Indications only.

            9.2.2 Solicit for the business of the other Party (as defined in paragraph 9.2.1) any then current customer or client of the other Party or any affiliate of the other Party or, after termination, anyone who was a customer or client at any time during the twelve (12) month period immediately preceding termination.

            9.2.3 Solicit, employ or engage any person who is then an employee of the other Party or any affiliate of the other Party or was an employee of the other Party or, after termination, any affiliate of the other Party at any time during the twelve
                  (12) month period immediately preceding termination.

10. TERM AND TERMINATION.

      10.1 TERM. This Agreement shall become effective upon the Effective Date and, unless earlier terminated as provided below, shall remain in full force and effect for a period ending on the seventh (7th) anniversary of the Effective Date (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive five (5) year terms (each a "Renewal Term" and together with the Initial Term, the "Term") unless, at least 180 days prior to any such Renewal Term, either Party shall have notified the other of its intention not to renew this Agreement. Upon expiration or termination of this Agreement for any reason, all unpaid amounts due pursuant to this Agreement, including, but not limited to, Section 4.3, shall become immediately due and payable.

      10.2  TERMINATION

                  (a) This Agreement shall terminate upon the mutual written agreement of the Parties.

                  (b) If either Party breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within 60 days after the giving of notice by the non-defaulting Party specifying such breach or default, the non-defaulting Party shall have the right to terminate this Agreement, effective immediately upon notice to the defaulting Party.

                  (c) Either Party shall have the right to terminate this Agreement upon 30 days' notice to the other Party, if that other Party becomes involved in financial difficulties as evidenced:

                        (i) by that other Party's commencement of a voluntary case under any applicable bankruptcy code or statue, or by its authorizing, by appropriate proceedings, the commencement of such voluntary case; or

                        (ii) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within 90 days after initiation of such action or petition; or

                        (iii) by its seeking relief as a debtor under any
                              applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief; or

                        (iv) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                        (v) by its making an assignment for the benefit of, or entering into an agreement with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property or by the appointment of such a receiver by a Third Party, which appointment is not revoked by a Court of competent jurisdiction within sixty (60) days of its occurrence.

                  (d) The failure by a Party to exercise its right to terminate this Agreement pursuant to Section 9.2. in the event of any occurrence giving rise thereto shall not constitute waiver of the right in the event of any subsequent occurrence.

      10.3  EFFECT OF TERMINATION.

                  (a) Unless otherwise agreed to between the Parties, all Product on hand as of the effective date of expiration or termination of this Agreement will be treated as follows as soon as practicable:

                        (i) Product manufactured and packaged pursuant to purchase orders previously received from NOVADAQ, will be delivered by AKORN to NOVADAQ, whereupon

                              NOVADAQ will pay AKORN therefore in accordance with the terms hereof; and

                        (ii) Work in progress commenced by AKORN in accordance with a Binding Quarterly Forecast will, at the option of NOVADAQ (but at the option of AKORN in the case of termination hereof by AKORN under
                              Section 10.2(b)), (A) cease, and such work in progress will remain with AKORN (in which case NOVADAQ will pay AKORN an amount equal to AKORN's actual costs incurred in connection with the performance and cessation of such work less the cost to AKORN of materials that can be returned by AKORN or used by AKORN in later batches of other products manufactured by AKORN as reasonably determined by AKORN) or (B) be completed by AKORN and delivered to NOVADAQ whereupon NOVADAQ will pay AKORN therefore in accordance with the terms hereof.

                  (b) In the event that NOVADAQ terminates this Agreement either pursuant to Section 10.2.(b) because of a Material Breach, or pursuant to 10.2.(c), then, in either event, NOVADAQ shall thereafter be permitted to order all further supply of Product directly from any Third Party which is at the time of termination a Permitted Manufacturer or other qualified supplier. AKORN will license to NOVADAQ, within 60 (sixty) days of the date of this Agreement, for the Indications, all required Know-How necessary to manufacture the Product which license shall become effective only in the event that NOVADAQ terminates this Agreement either pursuant to Section 10.2(b) because of a Material Breach or pursuant to 10.2(c).

      10.4 ACCRUED OBLIGATIONS. Termination of this Agreement for any cause shall not release either Party from any obligation or liability incurred prior to or upon termination hereof or which subsequently arises under Section 10.6.

      10.5 NO WAIVER. The failure on the part of either Party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.

      10.6 SURVIVAL. Subject to Section 10.3 hereof, the following provisions shall survive expiration or termination of this Agreement: Sections 4.4, 5.3, 5.4, 9.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, and 12.9 and
            Articles 7, 8 and 11.

11. CONFIDENTIALITY.

      11.1 NONDISCLOSURE OBLIGATION. Each of NOVADAQ and AKORN agree to use any information received by it from the other Party (the "Information") only in accordance with this Agreement and not to disclose Information to any Third Party, without the prior written consent of the other Party, for a period of five (5) years from the termination or expiration of this Agreement. These obligations shall not apply to Information that:

                  (a) Is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

                  (b) Is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

                  (c) Is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure;

                  (d) Is developed by the receiving Party independently of the Information received from the disclosing Party and such independent development can be documented by the receiving Party; or

                  (e) Is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

      11.2 PERMITTED DISCLOSURES. Information may be disclosed to employees, agents, consultants, sub-licensees or suppliers or Third Party manufacturers of the recipient Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the recipient Party obtains prior agreement from its employees, agents, consultants, sub-licensees, suppliers or Third Party manufacturers to whom disclosure is to be made to hold in confidence and not make use of such Information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, sub-licensees, suppliers or Third Party manufacturers do not disclose or make any unauthorized use of the Information.

      11.3 DISCLOSURE OF AGREEMENT. Neither NOVADAQ nor AKORN shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, provided, however, that either Party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including, without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, provided, however, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (i) provide the non-disclosing Party with written notice of the proposed disclosure and a opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (ii) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, without limitation, seeking confidential treatment of any information as may be requested by the other Party. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such financial institution with respect to such information on terms substantially similar to those contained in this Article 11.

      11.4 PUBLICITY. Subject to Section 11.3, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties. The Party responding to a request for such approval shall respond to the other Party in writing within five (5) days of such request.

12. MISCELLANEOUS.

      12.1 FORCE MAJEURE. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any act, inaction or delay of any government or government agency, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party's failure or delay in performance due to force majeure must be given to the other party within Ten (10) days after its occurrence. All delivery dates in this Agreement that have been affected by force majeure shall be suspended for the duration of such force majeure.

      12.2  ASSIGNMENT

                  (a) ASSIGNMENT BY NOVADAQ. NOVADAQ may assign any or all of its rights or obligations under this Agreement in the Territory to any of its Affiliates, for so long as they remain Affiliates. In addition, NOVADAQ may assign any or all of its rights or obligations under this Agreement in the Territory in conjunction with a merger or acquisition of NOVADAQ. NOVADAQ may not otherwise assign any of its rights or obligations under this Agreement without AKORN's prior written consent, which consent shall not be unreasonably withheld. AKORN shall respond to such requests by NOVADAQ for assignment within thirty
                        (30) days from such request. Any permitted assignment shall not relieve NOVADAQ of its responsibilities for performance of its obligations under this Agreement.

                  (b) ASSIGNMENT BY AKORN. AKORN may assign any or all of its rights or obligations under this Agreement to any of its Affiliates. AKORN may also assign any or all of its rights or obligations under this Agreement in conjunction with a merger or acquisition of AKORN. In addition, AKORN may assign all or part of its obligations to a Third Party manufacturer after receiving NOVADAQ's prior written consent, (other than to a Permitted Manufacturer for which consent shall not be required) which consent shall not be unreasonably withheld or delayed. Any permitted assignment shall not relieve AKORN of its responsibilities for performance of its obligations under this Agreement.

                  (c) BINDING NATURE OF ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.2 shall be void.

      12.3 NO WAIVER. The failure of either Party to require performance by the other Party of any of that other Party's obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party hereto of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation or warranty hereof.

      12.4 SEVERABILITY. If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, or invalid, void or unenforceable, the offending term or provision shall be deleted or revised to the extent necessary to be enforceable, and, if possible, replaced by a term or provision which, so far as practicable achieves the legitimate aims of the Parties.

      12.5 RELATIONSHIP BETWEEN THE PARTIES. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

      12.6  CORRESPONDENCE AND NOTICES.

                  (a) Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile, overnight courier or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.

                  (b) Extraordinary Notices. Extraordinary notices and communications (including, without limitation, notices of termination, force majeure, material breach, change of address) shall be in writing and sent by prepaid registered or certified mail, overnight courier or by facsimile confirmed by prepaid registered or certified mail letter, and shall be deemed to have been properly served to the addressee three days after mailing by registered or certified mail, the next day if sent by overnight courier and upon receipt if sent by facsimile.

                  (c) Addresses. In the case of NOVADAQ, the proper address for communications and for all payments shall be:

                  Novadaq Technologies, Inc.
                  924 The East Mall, Suite 100
                  Toronto, Ontario M9B 6K1
                  Attn: Chief Financial Officer
                  Fax: (416) 695-3993

            and in the case of AKORN, the proper address for communications and for all payments shall be:

                  Akorn, Inc.
                  2500 Millbrook Drive
                  Buffalo Grove, Illinois 60089
                  Attn: Chief Financial Officer
                  Fax: (847) 279-6123

      12.7 CHOICE OF LAW. This Agreement is subject to and governed by the laws of the State of Illinois, excluding its conflict of laws provisions.

      12.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, other than the Settlement and Mutual Release executed by the Parties on the date hereof, has been relied on by either Party in deciding to execute this Agreement as set forth herein.

      12.9 ARBITRATION. The Parties shall attempt in good faith to promptly resolve any controversy, claim or dispute arising between them. In the event that the Parties are unable to resolve any such controversy, claim or dispute within 30 days, then any such controversy, claim or dispute between the Parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, shall be finally settled by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Prior to initiating such arbitration proceedings the Parties shall attempt to resolve the dispute by good faith negotiations between themselves. The situs of the arbitration proceedings shall be the City of Toronto, Ontario, Canada, if the arbitration was requested or initiated by NOVADAQ, and in the City of Chicago, Illinois, U.S.A., if the arbitration was requested or initiated by Akorn, and judgment upon the award rendered may be entered in any court having a jurisdiction hereof. In deciding the dispute the arbitrator(s) shall apply first the plain meaning of this Agreement, but in matters not fairly provided for in this Agreement, shall apply the substantive law of the State of Illinois. All pleadings, evidence, testimony, or other submissions to the arbitrator(s) shall be in the English language as shall be the judgment of the arbitrator(s). Pending resolution of any such arbitration, any Party may deposit with its solicitors or another mutually agreeable party an amount equal to 50% of any monetary amount in dispute or such other amount as may be directed by the arbitrator(s) upon preliminary application.

      12.10 HEADINGS. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

      12.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which shall constitute together the same document.

      12.12 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

      IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date set forth below.

AKORN, INC.                                    NOVADAQ TECHNOLOGIES, INC.


By:______________________________              By:______________________________

Name:____________________________              Name:____________________________

Title:___________________________              Title:___________________________

                                   SCHEDULE A
                                 SPECIFICATIONS


                                       23